Exhibit 23.1

CONSENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No.1 to Registration Statement (No. 333-173017) on Form S-1 of Parametric Sound Corporation (the “Company”) of our report dated November 22, 2011, relating to our audits of the financial statements, appearing in the Prospectus, which is part of this Registration Statement. Our report dated November 22, 2011, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
November 22, 2011